                                 SCHEDULE 14A
                                (RULE 14A-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the Com-
                                           mission Only (as permitted by
                                           Rule 14a-6(e)(2))

    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or
        Rule 14a-12

                            COMSHARE, INCORPORATED
-------------------------------------------------------------------------------
           (Name of Registrant as Specified in Its Charter)


                            COMSHARE, INCORPORATED
-------------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [ ] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
or Item 22(a)(2) of Schedule 14A.

    [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

    (5) Total fee paid:

--------------------------------------------------------------------------------

    [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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

                             COMSHARE, INCORPORATED
                              555 Briarwood Circle
                           Ann Arbor, Michigan 48108
                                 (313) 994-4800

                           -------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 18, 1996

     The Annual Meeting of Shareholders of Comshare, Incorporated, a Michigan corporation, will be held at the Comshare Training Center, 555 Briarwood Circle, Ann Arbor, Michigan 48108 on Monday, November 18, 1996 at 11:00 a.m., for the following purposes:

          1. To elect nine directors.

          2. To vote upon such other matters as may properly come before the meeting or any adjournment or adjournments thereof.

     The determination of shareholders entitled to notice of and to vote at the meeting was made as of the close of business on September 30, 1996, the record date fixed by the Board of Directors for such purpose.

     You are invited to attend the meeting. Whether or not you expect to be present, please execute and return the enclosed proxy, which is solicited by the Board of Directors of the Company. The proxy is revocable and will not affect your right to vote in person if you attend the meeting.

                                          By Order of the Board of
                                                 Directors
                                               JANET L. NEARY
                                                 Secretary

October 21, 1996
Ann Arbor, Michigan

                             COMSHARE, INCORPORATED

                           -------------------------

                                PROXY STATEMENT
                      1996 ANNUAL MEETING OF SHAREHOLDERS

     This Proxy Statement is provided in connection with the solicitation of proxies by the Board of Directors of Comshare, Incorporated, a Michigan corporation (the "Company"), to be used at the Annual Meeting of Shareholders of the Company to be held on Monday, November 18, 1996 or at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and in this Proxy Statement. In addition to the solicitation by mail, proxies may be solicited in person or by telephone, telegraph or facsimile by officers, directors and employees of the Company. Such officers, directors and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. The cost of soliciting proxies will be borne by the Company. The principal executive offices of the Company are located at 555 Briarwood Circle, Ann Arbor, Michigan 48108. This Proxy Statement and the accompanying form of proxy were first given or sent to shareholders on or about October 24, 1996.

     The Company's Annual Report to Shareholders for the year ended June 30, 1996 is enclosed herewith.

     Only holders of record of Common Stock of the Company at the close of business on September 30, 1996 are entitled to vote at the meeting or any adjournment or adjournments thereof. On that date, 9,717,655 shares of Common Stock were issued and outstanding. Each shareholder is entitled to one vote for each share of Common Stock held of record on the record date. Shares cannot be voted at the meeting unless the holder is present in person or represented by proxy. Shares may not be voted cumulatively for the election of directors.

     Shares represented by a proxy in the accompanying form, unless previously revoked, will be voted at the meeting if the proxy, properly executed, is received by the Company before the close of business on November 15, 1996. Shares represented by a proxy received after that time will be voted if the proxy is received by the Company in sufficient time to permit the necessary examination and tabulation of the proxy before a vote is taken. Shareholders who execute a proxy in the accompanying form may nevertheless revoke the proxy at any time before it is exercised by giving written notice to the Secretary of the Company bearing a later date than the proxy, by submitting a later-dated proxy, or by voting the shares represented by such proxy in person at the Annual Meeting.

     For purposes of determining the number of votes cast with respect to the election of directors, only those cast "for" or "against" are included. Abstentions are counted only for purposes of determining whether a quorum is present at the Annual Meeting. Broker non-votes are not counted for any purpose.

                       MATTERS TO COME BEFORE THE MEETING

                           (1) ELECTION OF DIRECTORS

     Nine directors will be elected, each to hold office until the next Annual Meeting of Shareholders and until his or her successor is elected and qualified, or until the director's resignation or removal. The individuals who will be nominated by the Board of Directors for election at the Annual Meeting are listed in the table below. Each of the nominees for election is presently a director of the Company.

     Shares represented by proxies in the form accompanying this Proxy Statement will be voted for the election of the nominees listed below unless the proxy is marked (in accordance with the instructions thereon) to indicate that authority to do so is withheld. If, as a result of circumstances not now known or foreseen, any of the nominees shall be unavailable to serve as a director, proxies will be voted for the election of such other person or persons as the Board of Directors may select. The nominees receiving a plurality of the votes cast at the meeting will be elected as directors. Each shareholder is entitled to one vote for each share of Common Stock held.

                                                                                        YEAR FIRST
                                                                                        ELECTED OR
                                                    PRINCIPAL OCCUPATION                APPOINTED
             NAME                AGE                AND OTHER INFORMATION                DIRECTOR
------------------------------   ----   ---------------------------------------------   ----------
Geoffrey B. Bloom.............    55    Chairman and Chief Executive Officer,              1995
                                        Wolverine World Wide, Inc., a manufacturer
                                          and seller of footwear, Rockford, Michigan
Daniel T. Carroll.............    70    Chairman and President of The Carroll Group,       1986
                                        Inc., a management consulting company, Ann
                                          Arbor, Michigan
Richard L. Crandall...........    53    Chairman of the Board of Directors of the          1968
                                        Company
Stanley R. Day................    71    Retired Chairman of the Board, Champion            1967
                                          Enterprises, Inc., a manufacturer and
                                          seller of manufactured homes and mid-sized
                                          buses, Dryden, Michigan
W. John Driscoll..............    67    Retired President, Rock Island Company, a          1970
                                        private investment company, St. Paul,
                                          Minnesota
Alan G. Merten................    54    President, George Mason University, Fairfax,       1985
                                        Virginia
George R. Mrkonic.............    43    Vice Chairman and President, Borders Group,        1995
                                        Inc., an operator of book and music stores,
                                          Ann Arbor, Michigan
John F. Rockart...............    65    Director and Senior Lecturer, Center for           1989
                                        Information Systems Research, Massachusetts
                                          Institute of Technology, Cambridge,
                                          Massachusetts
T. Wallace Wrathall...........    59    President and Chief Executive Officer of the       1982
                                          Company

     Each of the foregoing persons has been engaged in the principal occupation shown above, or in a similar one with the same employer, for more than five years, except for Messrs. Bloom, Crandall, Merten, Mrkonic and Wrathall.

     Mr. Bloom assumed the position of Chairman and Chief Executive Officer of Wolverine World Wide, Inc. in April 1996, after having served as its President and Chief Executive Officer from 1993 to April 1996 and as its Chief Operating Officer from 1987 to 1993.

     Mr. Carroll also serves as a director of the following corporations: A.M. Castle & Co., American Woodmark Corporation, Aon Corporation, DeSoto, Inc., Diebold, Inc., Holmes Protection Group, Inc., Oshkosh Truck Corporation, Recombinant BioCatalysis, Inc., Wolverine World Wide, Inc. and Woodhead Industries, Inc.

     Prior to being named Chairman of the Board of the Company in April 1994, Mr. Crandall had served as President and Chief Executive Officer of the Company since 1970. The position of Chairman had previously been left unfilled. Mr. Crandall also serves as a director of Computer Task Group, Inc. and Diebold, Inc.

     Mr. Driscoll also serves as a director of the following corporations: The John Nuveen Company, The St. Paul Companies, Inc., Northern States Power Company and Weyerhaeuser Company.

     Mr. Merten assumed the position of President of George Mason University in July 1996 after having served as the Dean of the Johnson Graduate School of Management at Cornell University since 1989. Mr. Merten also serves as a director of Tompkins County Trust Company, American Capital Bond Fund, Inc., American Capital Convertible Securities, Inc. and American Capital Income Trust and as a trustee of the Common Sense Trust.

     Mr. Mrkonic assumed the position of Vice Chairman and President of Borders Group, Inc. in December 1994 and has been a director of Borders Group, Inc. since August 1994. Prior to joining Borders Group, Inc., Mr. Mrkonic served as Executive Vice President, Specialty Retailing Group of K-Mart Corporation, a general merchandise retailer, from November 1990 to November 1994. Mr. Mrkonic is also a director of Champion Enterprises, Inc.

     Mr. Rockart also serves as a director of Keane, Inc. and Renaissance Solutions, Inc.

     Mr. Wrathall assumed the position of President and Chief Executive Officer of the Company in April 1994, after having served as the Company's Chief Financial Officer for 18 years and as a Senior Vice President since 1988.

MEETINGS AND COMMITTEES OF THE BOARD

     During the Company's fiscal year ended June 30, 1996, the Board of Directors held seven meetings. All of the Directors attended at least 75% of the total number of meetings of the Board, and of any committees on which they served, held during the period in which they served as Directors or members of any such committees. The Company anticipates that regardless of the schedule chosen for its regular meetings, there will be occasions on which not all Directors are available. Furthermore, special meetings of the Board are sometimes held on relatively short notice and Directors, particularly those located outside the Detroit-Ann Arbor area, may sometimes be unable to attend such meetings because of prior commitments.

     The Audit Committee of the Board met four times during the Company's last fiscal year. The Audit Committee is responsible for recommending to the full Board the selection of independent auditors; reviewing the engagement of the independent auditors (including the fee, scope and timing of the audit); reviewing with the independent auditors and management the Company's policies and procedures with respect to accounting and financial controls; reviewing with the independent auditors, upon completion of their audit, their report or opinion, their perception of the Company's financial and accounting personnel and significant transactions which are not a normal part of the Company's business, any change in accounting principles and practices, all significant proposed adjustments and any recommendations they may have for improving internal accounting controls, choice of accounting principles or management systems; and meeting with the Company's financial staff to discuss internal accounting and financial controls and the extent to which recommendations made by the independent auditors have been implemented. The members of the Audit Committee are Messrs. Bloom, Carroll, Merten and Rockart.

     The Compensation Committee of the Board met four times during the Company's last fiscal year. The Compensation Committee is responsible for determining or approving the salaries or range of salaries, bonus compensation and other compensation arrangements for officers of the Company, and performing such functions as may be delegated to it under the provisions of any bonus, stock option or other compensation plans adopted by the Company. The members of the Compensation Committee are Messrs. Carroll, Day, Driscoll and Mrkonic.

     The Nominating Committee of the Board met one time during the Company's last fiscal year. This committee is responsible for identifying and recommending to the Board qualified candidates for election as directors of the Company. In carrying out its responsibilities, the Nominating Committee will consider candidates suggested by other directors, employees and shareholders. Suggestions for candidates, accompanied by biographical material for evaluation, may be sent to the Secretary of the Company at the Company's principal executive offices. The members of the Nominating Committee are Messrs. Crandall, Merten and Rockart.

                              FURTHER INFORMATION

PRINCIPAL SHAREHOLDERS

     The Common Stock is the only voting security of the Company. The Company is not aware of any person who beneficially owned five percent or more of such stock as of September 30, 1996.

STOCK OWNERSHIP OF MANAGEMENT

     The following table sets forth the beneficial ownership of shares of the Company's Common Stock by each of the Company's directors, Named Officers and by all executive officers and directors of the Company as a group, as of September 30, 1996.

                                                                          COMMON STOCK
                                                                         OF THE COMPANY
                                                                             OWNED         PERCENT
                                 NAME                                    BENEFICIALLY(1)   OF CLASS
----------------------------------------------------------------------   --------------    --------
Geoffrey Bloom(2).....................................................         2,875         0.03%
Daniel T. Carroll(3)..................................................         5,250         0.05%
Richard L. Crandall(4)................................................       160,310         1.64%
Stanley R. Day(5).....................................................         5,577         0.06%
W. John Driscoll(6)...................................................        18,750         0.19%
Alan G. Merten(7).....................................................         6,675         0.07%
George R. Mrkonic(8)..................................................         9,875         0.10%
John F. Rockart(9)....................................................         6,750         0.07%
T. Wallace Wrathall(10)...............................................       284,559         2.91%
Dennis G. Ganster(11).................................................        49,899         0.51%
Kathryn A. Jehle(12)..................................................        50,752         0.52%
Dion T. O'Leary(13)...................................................        37,638         0.39%
Donald J. Walker(14)..................................................        17,308         0.18%
All executive officers and directors as a group (14 persons)(15)......       677,257         6.82%

-------------------------
 (1) To the best of the Company's knowledge, based on information reported by such directors and officers or contained in the Company's shareholder records. Unless otherwise indicated by any additional information included in the footnotes to the table, each of the named persons is presumed to have sole voting and investment power with respect to all shares shown.

 (2) Includes 1,875 shares which Mr. Bloom has, or within 60 days of September 30, 1996 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Company's Directors Stock Option Plan.

 (3) Includes 3,750 shares which Mr. Carroll has, or within 60 days of September 30, 1996 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Company's Directors Stock Option Plan.

 (4) Includes 56,250 shares which Mr. Crandall has, or within 60 days of September 30, 1996 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Company's 1988 Stock Option Plan and 2,633 shares which have been allocated to his account under the Company's Profit Sharing Plan. Mr. Crandall disclaims beneficial ownership of 24,000 shares reflected in the table which are owned by his minor son.

 (5) Includes 3,750 shares which Mr. Day has, or within 60 days of September 30, 1996 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Company's Directors Stock Option Plan.

 (6) Includes 3,750 shares which Mr. Driscoll has, or within 60 days of September 30, 1996 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Company's Directors Stock Option Plan.

 (7) Includes 3,750 shares which Mr. Merten has, or within 60 days of September 30, 1996 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Company's Directors Stock Option Plan.

 (8) Includes 1,875 shares which Mr. Mrkonic has, or within 60 days of September 30, 1996 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Company's Directors Stock Option Plan.

 (9) Includes 3,750 shares which Mr. Rockart has, or within 60 days of September 30, 1996 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Company's Directors Stock Option Plan.

(10) Includes 71,250 shares which Mr. Wrathall has, or within 60 days of September 30, 1996 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Company's 1988 Stock Option Plan and 2,019 shares which have been allocated to his account under the Company's Profit Sharing Plan.

(11) Includes 14,813 shares which Mr. Ganster has, or within 60 days of September 30, 1996 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Company's 1988 Stock Option Plan and 1,299 shares which have been allocated to his account under the Company's Profit Sharing Plan.

(12) Includes 21,761 shares which Ms. Jehle has, or within 60 days of September 30, 1996 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Company's 1988 Stock Option Plan and 438 shares which have been allocated to her account under the Company's Profit Sharing Plan.

(13) Includes 18,375 shares which Mr. O'Leary has, or within 60 days of September 30, 1996 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Company's 1988 Stock Option Plan.

(14) Includes 17,308 shares which Mr. Walker has, or within 60 days of September 30, 1996 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Company's 1988 Stock Option Plan.

(15) Includes 216,199 shares which certain directors and executive officers have, or within 60 days of September 30, 1996 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Company's 1988 Stock Option Plan and the Directors Stock Option Plan; 6,389 shares that have been allocated to the accounts of members of the group under the Company's Profit Sharing Plan; and 24,000 Shares, referred to in Note (4) above under "Stock Ownership of Management," as to which beneficial ownership is disclaimed. Excludes shares owned by Mr. Walker, who is not currently serving as an executive officer of the Company.

EXECUTIVE OFFICERS

     The persons listed below currently are the executive officers of the Company.

                    NAME                                       OFFICE(S)                    AGE
--------------------------------------------   ------------------------------------------   ---
T. Wallace Wrathall.........................   President and Chief Executive Officer        59
Dennis G. Ganster...........................   Senior Vice President and Chief Technology   45
                                                 Officer
Kathryn A. Jehle............................   Senior Vice President, Chief Financial       44
                                               Officer, Treasurer and Assistant Secretary
Dion T. O'Leary.............................   Senior Vice President, Emerging Markets      52
Mark E. Tapling.............................   Senior Vice President, North American        39
                                               Field Operations
Steven J. Tonissen..........................   Senior Vice President, Marketing             47

     Mr. Wrathall was named President and Chief Executive Officer of the Company in April 1994. See "Election of Directors" for further information concerning Mr. Wrathall.

     Mr. Ganster was named Senior Vice President of the Company in July 1994, after having served as Vice President and Chief Technology Officer of the Company since April 1993. He had previously served as the Company's Vice President of Product Management from July 1988 to April 1993, and has been with the Company in various positions since 1972.

     Ms. Jehle was named Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary of the Company in May 1994. Ms. Jehle served as Chief Financial Officer of Pharmavene, Inc., a pharmaceutical company, from June 1993 to May 1994, and as Vice President of AMF Bowling Centers, Inc. from May 1990 to June 1993. Ms. Jehle was previously employed by the Company from 1981 through 1987, most recently as Vice President and Treasurer.

     Mr. O'Leary was named Senior Vice President, Emerging Markets, of the Company in July 1996 after having served as Vice President, Agents and Distributors, of the Company, since November 1994. He had previously served as the Company's Director of Agents and Distributors for over ten years.

     Mr. Tapling was named Senior Vice President, North American Field Operations, of the Company in September 1996. Prior to joining the Company, Mr. Tapling served as Director of Northeast Region Sales for Lotus Development Corporation, a client/server software and service provider, from February 1996 to September 1996; North American Sales Manager of the Communications Product Sales division for Lotus Development from April 1994 to February 1996; and Area Vice President for Soft Switch, Inc., a messaging-based software and services company, from May 1989 to April 1994, at which time Lotus Development acquired Soft Switch.

     Mr. Tonissen was named Senior Vice President, Marketing, of the Company in June 1995. Prior to joining the Company, Mr. Tonissen served as a principal in The Spectrum Group, a management and information system consulting organization, from December 1992 until June 1995; Sales Director of ONTOS, an object oriented database company, from December 1991 to December 1992; Managing Director of the Telon Division of Pansophic Systems, a computer software and service company, which was later acquired by Computer Associates International, Inc., from June 1991 to December 1991; and as Director of Marketing of the same division of Pansophic from January 1990 to June 1991.

     The executive officers of the Company serve at the pleasure of the Board of Directors.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table provides summary information concerning compensation paid by the Company and its subsidiaries to (or accrued on behalf of) the Company's Chief Executive Officer and the four other most highly compensated executive officers who were serving as executive officers at the end of fiscal year 1996 (the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                                                       COMPENSATION
                                                                                          AWARDS
                                                 ANNUAL COMPENSATION                   ------------
                                  -------------------------------------------------     SECURITIES
                                                                       OTHER ANNUAL     UNDERLYING      ALL OTHER
                                  FISCAL        SALARY      BONUS      COMPENSATION      OPTIONS       COMPENSATION
  NAME AND PRINCIPAL POSITION      YEAR          ($)         ($)          ($)(1)          ($)(2)          ($)(3)
-------------------------------   ------       --------    --------    ------------    ------------    ------------
T. Wallace Wrathall............    1996        $363,461    $      0       $4,641          40,000         $ 55,461
  President, Chief Executive       1995         312,500     106,924        4,641          45,000           47,894
  Officer and a Director of the    1994         265,200           0        4,641          30,000           13,223
  Company
Dennis G. Ganster..............    1996         191,923           0            0           9,000           18,946
  Senior Vice President and        1995         162,500      58,166        2,913           8,500           17,191
    Chief Technology Officer       1994         140,000      25,500        2,634               0            8,384
Kathryn A. Jehle...............    1996         202,404           0            0           9,000           22,851
  Senior Vice President, Chief     1995         173,750      81,084            0           8,500           15,801
  Financial Officer, Treasurer     1994          26,250       3,365            0          25,000                0
  and Assistant Secretary
Dion T. O'Leary................    1996         174,376           0            0           7,500                0
  Senior Vice President            1995(4)      157,300      81,493            0           5,000                0
Donald J. Walker(5)............    1996         212,308           0        3,031           9,000           23,886
  Former Senior                    1995         196,280      70,142        3,272          10,000           24,546
  Vice President                   1994         170,100      14,300        3,186          30,000           10,889

-------------------------
(1) The amounts indicated for Messrs. Wrathall, Ganster and Walker represent tax adjustment payments on income imputed for income tax purposes related to each Named Officer's use of a Company car. While certain of the Named Officers receive certain perquisites, such perquisites do not exceed the lesser of $50,000 or 10% of such officer's salary and bonus.

(2) Certain of the options granted to the Named Officers in fiscal year 1994 represent options regranted upon cancellation of options granted in prior fiscal years.

(3) "All Other Compensation" for fiscal year 1996 is comprised of: (i) contributions made by the Company to the accounts (or accrued by the Company on behalf) of each of the Named Officers for each period presented under:
    (1) the Company's Profit Sharing Plan as follows: Mr. Wrathall $9,081, Mr. Ganster $8,446, Ms. Jehle $10,425 and Mr. Walker $8,233; (2) the excess benefits provision of the Company's Benefit Adjustment Plan ("BAP") as follows: Mr. Wrathall $7,072, Mr. Ganster $1,402, Ms. Jehle $1,755 and Mr. Walker $2,083; (3) discretionary Social Security integration contributions under the BAP as follows: Mr. Wrathall $13,778, Mr. Ganster $3,262, Ms. Jehle $3,918 and Mr. Walker $4,526; and (4) discretionary supplemental contributions under the BAP as follows: Mr. Wrathall $22,249, Mr. Ganster $5,288, Ms. Jehle $6,345 and Mr. Walker $7,326, and (ii) the dollar value of any premiums paid by the Company during each period presented with respect to term life insurance for the benefit of each of the Named Officers (other than group life plans which do not discriminate in scope, terms or operations in favor of the executive officers and that are generally available to all salaried employees) as follows: Mr. Wrathall $3,281, Mr. Ganster $549, Ms. Jehle $408 and Mr. Walker $1,718.

    "All Other Compensation" for fiscal year 1995 is comprised of: (i) contributions made by the Company to the accounts (or accrued by the Company on behalf) of each of the Named Officers for each period presented under: (1) the Company's Profit Sharing Plan as follows: Mr. Wrathall $8,239, Mr. Ganster $8,047, Ms. Jehle $4,328 and Mr. Walker $8,272; (2) the Company's Employee Stock Ownership Plan as follows: Mr. Wrathall $1,330, Mr. Ganster $1,330, Ms. Jehle $1,330 and Mr. Walker $1,330; (3) the excess benefits provision of the Company's Benefit Adjustment Plan ("BAP") as follows: Mr. Wrathall $5,853, Mr. Ganster $855, Ms. Jehle $1,306 and Mr. Walker $1,868; (4) discretionary Social Security integration contributions under the BAP as follows: Mr. Wrathall $11,616, Mr. Ganster $2,592, Ms. Jehle $3,405 and Mr. Walker $4,421; and (5) discretionary supplemental contributions under the BAP as follows: Mr. Wrathall $18,403, Mr. Ganster $3,847, Ms. Jehle $5,160 and Mr. Walker $6,797, and (ii) the dollar value of any premiums paid by the Company during each period presented with respect to term life insurance for the benefit of each of the Named Officers (other than group life plans which do not discriminate in scope, terms or operations in favor of the executive officers and that are generally available to all salaried employees) as follows: Mr. Wrathall $2,453, Mr. Ganster $520, Ms. Jehle $272 and Mr. Walker $1,858.

    "All Other Compensation" for fiscal year 1994 is comprised of (i) contributions made by the Company to the accounts (or accrued by the Company on behalf) of each of the Named Officers for each period presented under (1) the Company's Profit Sharing Plan as follows: Mr. Wrathall $9,144, Mr. Ganster $7,484 and Mr. Walker $8,268; (2) the Company's Employee Stock Ownership Plan as follows: Mr. Wrathall $147, Mr. Ganster $105 and Mr. Walker $120; (3) the excess benefits provisions of BAP as follows: Mr. Wrathall $627 and (ii) the dollar value of any premiums paid by the Company during each period presented with respect to term life insurance for the benefit of each of the Named Officers (other than group life plans which do not discriminate in scope, terms or operations in favor of the executive officers and that are generally available to all salaried employees) as follows: Mr. Wrathall $3,305, Mr. Ganster $795 and Mr. Walker $2,501.

(4) Information for fiscal year 1994 is not required because Mr. O'Leary did not serve as an executive officer during such year.

(5) Mr. Walker ceased serving as a Senior Vice President of the Company in July 1996.

OPTION GRANTS AND RELATED INFORMATION

     The following table provides information with respect to options granted to the Named Officers during fiscal year 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                          POTENTIAL REALIZABLE
                                                                                            VALUE AT ASSUMED
                                  INDIVIDUAL GRANTS                                         ANNUAL RATES OF
                            -----------------------------                                        STOCK
                              NUMBER OF       % OF TOTAL                                   PRICE APPRECIATION
                             SECURITIES        OPTIONS                                            FOR
                             UNDERLYING       GRANTED TO     EXERCISE OR                     OPTION TERM(2)
                               OPTIONS       EMPLOYEES IN    BASE PRICE     EXPIRATION    --------------------
          NAME              GRANTED(#)(1)    FISCAL YEAR       ($/SH.)         DATE        5%($)       10%($)
-------------------------   -------------    ------------    -----------    ----------    --------    --------
T. Wallace Wrathall......       15,000            9.66         $ 24.25      11/29/2000    $100,497    $228,760
                                25,000           16.10           27.25      05/09/2001     188,217     428,434
                                ------           -----                                    --------    --------
                                40,000           25.76                                     288,714     657,195
Dennis G. Ganster........        9,000            5.80           24.25      11/29/2000      60,298     137,256
Kathryn A. Jehle.........        9,000            5.80           24.25      11/29/2000      60,298     137,256
Dion T. O'Leary..........        7,500            4.83           24.25      11/29/2000      50,249     114,380
Donald J. Walker.........        9,000            5.80           24.25      11/29/2000      60,298     137,256

-------------------------
(1) All of these options, which were granted pursuant to the Company's 1988 Stock Option Plan, were granted at market value on the date of grant, become exercisable annually in 25% increments beginning one year after the grant date and have a term of five years. The exercisability of certain of these options may be accelerated in the event of a change in control of the Company. See "Employment Agreements and Termination/Change in Control Agreements."

(2) Represents value of option at end of five year term, assuming the market price of the Company's Common Stock appreciates at an annually compounded rate of 5% or 10%. These amounts represent assumed rates of appreciation only. Actual gains, if any, will be dependent on overall market conditions and on future performance of the Company's Common Stock. There can be no assurance that the amounts reflected in the table will be achieved.

OPTION EXERCISES AND HOLDINGS

     The following table contains information regarding options exercised by the Named Officers during fiscal year 1996, and the value of options held by such officers as of June 30, 1996 measured in terms of the closing price of the Company's Common Stock on June 30, 1996.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                              NUMBER OF UNEXERCISED            VALUE OF UNEXERCISED
                                                                    OPTIONS AT                 IN-THE-MONEY OPTIONS
                               SHARES                           FISCAL YEAR END(#)           AT FISCAL YEAR END($)(1)
                             ACQUIRED ON       VALUE       ----------------------------    ----------------------------
           NAME              EXERCISE(#)    REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
--------------------------   -----------    -----------    -----------    -------------    -----------    -------------
T. Wallace Wrathall.......          --       $      --        39,375         113,125        $ 950,569      $ 1,929,356
Dennis G. Ganster.........       3,187          51,247         9,375          27,938          252,375          526,667
Kathryn A. Jehle..........       5,615          60,015        16,324          37,312          363,375          691,457
Dion T. O'Leary...........       9,750         194,220        12,000          23,250          304,354          438,716
Donald J. Walker..........      26,192         478,725            58          42,750            1,295          870,638

-------------------------
(1) Calculated on the basis of the number of shares subject to each such option multiplied by the excess of the fair market value of a share of Common Stock at June 30, 1996 over the exercise price of such option.

LONG-TERM INCENTIVE PLAN AWARDS

     The following table sets forth information concerning awards for fiscal year 1996 to the Named Officers under the long-term incentive portion of the Company's Executive Officer Incentive Award Program (the "Program"). Under the Program, a bonus pool is created at the end of each of fiscal years 1995, 1996 and 1997, based on a formula related to the amount by which the Company's revenue, earnings and cash flow for the year exceeds threshold levels established by the Compensation Committee (the "1995-1997 Bonus Pools"), and a bonus pool is created at the end of each of fiscal years 1998, 1999 and 2000, based on a formula related to the increase in earnings per share in the fiscal year over the prior year's earnings per share (the "1998-2000 Bonus Pools"). The bonus pool is then allocated on a pro rata basis among the participants in accordance with their base salaries. Two-thirds of the bonus is paid out in the year earned and one-third is deferred (the "Long-Term Incentive Award") and, except for the Long-Term Incentive Award for fiscal year 1997 (the "1997 LTIP Award"), added to the participant's bonus for the next fiscal year or is used to offset any negative bonus amounts generated under the Program in a subsequent fiscal year. If performance in any fiscal year is below threshold levels, a negative bonus pool amount will result. This negative bonus pool amount will be allocated among the participants and will first be used to reduce the Long-Term Incentive Award from the prior fiscal year, if any, and the remainder will reduce the bonus pool amount for the next fiscal year. Distributions are made on or about July 31 of each year of the Program to participants who are employees of the Company at the time of payment. All Long-Term Incentive Award amounts remaining in the bonus pool on July 31, 2000 will be paid to the participants, or, if earlier, upon a participant's retirement under normal circumstances on or after age 60 (the "Final Payment Date"). The 1997 LTIP Award will not be added to the 1998-2000 Bonus Pools, will be maintained separately, and will not be reduced by a negative bonus pool amount in fiscal year 1998, if any. The 1997 LTIP Award shall be increased or decreased annually by a percentage of the 1997 LTIP Award equal to the percentage increase (if in excess of certain minimum levels and if earnings per share increases by certain minimum levels) or decrease in the Company's revenues for the fiscal year as compared to the prior year's revenue. All 1997 LTIP Award amounts remaining in the bonus pool at the Final Payment Date will be paid to the participants. Payments from the 1998-2000 Bonus Pools may be made in cash, the Company's Common Stock, or a combination thereof.

             LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR

                                                                       ESTIMATED FUTURE PAYOUTS UNDER
                                    PERFORMANCE OR OTHER               NON-STOCK PRICE-BASED PLANS(1)
                                   PERIOD UNTIL MATURATION    ------------------------------------------------
              NAME                      OR PAYOUT(2)          THRESHOLD($)    TARGET $(3)        MAXIMUM($)
--------------------------------   -----------------------    ------------    ------------    ----------------
T. Wallace Wrathall.............      July 31, 1997/2000         $1,579         $ 58,423      Not determinable
Dennis G. Ganster...............      July 31, 1997/2000            853           31,573      Not determinable
Kathryn A. Jehle................      July 31, 1997/2000            886           32,794      Not determinable
Dion T. O'Leary.................      July 31, 1997/2000            788           29,156      Not determinable
Donald J. Walker................      July 31, 1997/2000            942           34,854      Not determinable

-------------------------
(1) The estimated future payouts relating to fiscal year 1996 presented in the table were calculated at the beginning of fiscal year 1996 and do not reflect actual results for the period. Because the Company's financial results for fiscal year 1996 were below threshold levels, there will be no future payouts under the Long-Term Incentive Plan relating to fiscal year 1996 and all payouts under the Long-Term Incentive Plan relating to fiscal year 1995 were forfeited. There was no negative bonus pool amount relating to fiscal year 1996 to be carried over to future periods.

(2) If the Long-Term Incentive Award for fiscal year 1996 had been earned by the Named Officers, two-thirds of the award would have become payable on July 31, 1997, if revenues, earnings and cash flow exceeded threshold levels in fiscal year 1997, and the remainder of the award, if any, would have become payable on July 31, 2000, if revenue increased in fiscal years 1998, 1999 and 2000.

(3) The amounts in this column reflect the Long-Term Incentive Award that would have been allocated to each of the Named Executive Officers in fiscal year 1996 under the long-term incentive portion of the Program, assuming that the Company achieved, but did not exceed, its earnings per share, revenue growth and cash flow targets for fiscal year 1996.

PENSION PLANS FOR COMSHARE LIMITED (U.K.) EMPLOYEES

     The Company's subsidiary, Comshare Limited U.K. ("Comshare Limited"), through trustees, maintains a defined benefit pension plan for certain of its employees hired before January 1, 1994 (the "Defined Benefit Plan").

     The following table shows the estimated annual pension benefits payable to a covered participant at normal retirement age(1) under the Defined Benefit Plan, based on remuneration that is covered under the Defined Benefit Plan and years of service:

                     DEFINED BENEFIT PLAN PENSION TABLE(2)

                  -------------------------------------------------------------------------------------
 REMUNERATION        5           10           15           20           25           30           35
--------------    -------     --------     --------     --------     --------     --------     --------
                  -------------------------------------------------------------------------------------
   $100,000       $10,000     $ 20,000     $ 30,000     $ 40,000     $ 50,000     $ 60,000     $ 70,000
    125,000        12,500       25,000       37,500       50,000       62,500       75,000       87,500
    150,000        15,000       30,000       45,000       60,000       75,000       90,000      105,000
    175,000        17,500       35,000       52,500       70,000       87,500      105,000      122,500
    200,000        20,000       40,000       60,000       80,000      100,000      120,000      140,000
    225,000        22,500       45,000       67,500       90,000      112,500      135,000      157,500
    250,000        25,000       50,000       75,000      100,000      125,000      150,000      175,000
    300,000        30,000       60,000       90,000      120,000      150,000      180,000      210,000
    350,000        35,000       70,000      105,000      140,000      175,000      210,000      245,000
    400,000        40,000       80,000      120,000      160,000      200,000      240,000      280,000
    450,000        45,000       90,000      135,000      180,000      225,000      270,000      315,000
    500,000        50,000      100,000      150,000      200,000      250,000      300,000      350,000

-------------------------
(1) Normal retirement age is age 65 for men and 60 for women, except that normal retirement age for main board directors who report to the Managing Director of Comshare Limited is age 60 if the director made certain contributions to the Defined Benefit Plan or is age 63 if the director did not make such contributions. As a result of developments in European Community Law, employers must now move to equalize retirement ages for pension purposes; accordingly, the Defined Benefit Plan provides for a normal retirement age of 65 for all employees, male and female, who commenced employment with Comshare Limited after August 1, 1992. The table assumes normal retirement at age 65, and the payment of benefits at normal retirement age.

(2) Figures set forth in the table are subject to a maximum pension of 66 2/3% (or 33.33 years of pensionable service) in accordance with United Kingdom Inland Revenue Maximum Benefit levels.

     Only full-time salaried directors and staff employees of Comshare Limited, who were hired before January 1, 1994 and who are normally resident in the United Kingdom are eligible to participate in the Defined Benefit Plan. To participate in the Defined Benefit Plan, eligible employees are required to contribute at rates ranging from 5% to 6% of "pensionable salary" (as defined below) depending on their positions with Comshare Limited, and may contribute additional amounts to buy additional benefits.

     The Defined Benefit Plan is approved by the Inland Revenue as an exempt approved pension plan under the Income and Corporation Taxes Act 1988. Participants in the Defined Benefit Plan remain entitled to their basic state pensions (except for married women who pay reduced National Insurance contributions). As described below, a participant's required contributions for basic state pension benefits reduce the amount of "pensionable salary," but pension payments are not otherwise subject to offset amounts. Participants in the Defined Benefit Plan are, however, contracted out of the State Earnings Related Pension Scheme. Accordingly, participants in the Defined Benefit Plan pay lower rates of National Insurance contributions than they would if they did not participate in the Defined Benefit Plan.

     At normal retirement age, a participant generally receives a pension of one-fiftieth of final pensionable salary for each year of credited service, as adjusted for cost-of-living increases; provided that the participant's pension benefits under the Defined Benefit Plan may not be lower than the pension benefits that would otherwise be available under the State Earnings Related Pension Scheme. "Pensionable salary" is the participant's annual salary plus the average of any bonus received in the three years prior to the year in which salary is determined, reduced by 1.25 times the annual equivalent of the lower earnings level on which the participant's required National Insurance contributions are based. A participant's "final pensionable salary" is the highest average pensionable salary in any consecutive three years in the ten years preceding retirement or earlier leaving employment or death; provided that main board directors who report to the Managing Director of Comshare Limited receive a final pensionable salary equal to their highest annual salary in the five years preceding retirement plus the annual average of any bonus received in the three prior years, if greater. Participants have the option of exchanging part of their pension for a tax-free cash sum at normal retirement age. In addition, participants may retire at any time between their fiftieth birthday and normal retirement age and receive an immediate pension, which would be less than if determined under the general formula, if Comshare Limited agrees.

     If a participant dies while in receipt of a pension, the participant's widow or widower will receive a lifelong pension equal to two-thirds of the pension the participant was receiving at the date of death. If the participant's death occurs within five years after retiring, a cash sum equal to the discounted value of 60 monthly pension payments less any pension benefits received will also be payable to the participant's relatives or dependents. The Defined Benefit Plan also provides for benefits to a participant's family if the participant dies before retirement while employed, and contains provisions for the payment of long-term disability payments for disability caused by accident or illness.

     Mr. O'Leary, who is the only Named Officer eligible to participate in the Defined Benefit Plan, has not begun drawing benefits under this plan. Mr. O'Leary's covered compensation for fiscal year 1996 was $245,216, and he has 25 years of credited service.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee recommends to the Board of Directors the compensation of the executive officers of the Company, who during some or all of fiscal year 1996 were the Named Officers plus Stephen R. Fluin and Steven J. Tonissen. The Committee also reviews the recommendations of the chief executive officer with respect to the compensation of other officers of the Company and recommends to the full Board approval or modification of that compensation.

     Early in fiscal year 1996, the Board delegated to the Committee the authority to award stock options under the Company's 1988 Stock Option Plan.

     The Committee met four times in fiscal 1996. Executive officers were not present during the Committee's consideration of their individual compensation.

     The objective of the Company's executive compensation program is to attract and retain key executives who are critical to the long-term success of the Company. The compensation program is intended to align further the interests of the executive officers with the interests of the Company's shareholders by tying executive compensation to increases in shareholder value. The program is designed to provide the executives with a balanced incentive package which encourages the achievement of both short-term and long-term performance goals and which rewards the executives for continuously increasing shareholder value.

     The Company's executive compensation program consists of four principal components: base salary, performance bonuses, participation in Company employee benefit programs and stock-based incentives.

  BASE SALARY

     The Committee recognizes the importance of a competitive compensation structure for attracting and retaining valuable senior executives. Salaries are established and reviewed at least annually. The Committee reviews the chief executive officer's recommendations and determines executive officer salaries based on the Committee's assessment of individual performance and profitability of the Company. The Committee also takes into account required compensation levels under the Company's employment agreement with Mr. Wrathall. See "Executive Compensation -- Employment Agreements and Termination/Change in Control Arrangements."

     Upon the recommendation of the Committee and with the approval of the full Board, Mr. Wrathall's base salary was increased from $350,000 to $400,000 effective April 1, 1996. This action reflected the

Company's much improved profitability as well as the Committee's assessment of Mr. Wrathall's performance and particularly his successful reorganization of the Company to coincide with its strategic focus on decision support software and selected vertical markets.

     During the fiscal year, on the recommendation of the chief executive officer, the other executive officers (with the exception of Mr. Tonissen, who joined the Company in June 1995) were granted increases in salary ranging from approximately 5% to 18% to reflect their individual performances.

  PERFORMANCE BONUSES

     In 1994, the Board of Directors adopted a three-year incentive program for the executive officers, for fiscal years 1995, 1996 and 1997. To participate in the executive officer incentive program, the officer is expected to own shares of the Company's Common Stock in prescribed amounts related to the officer's base salary. See "Executive Compensation -- Long-Term Incentive Plan Awards."

     Under the incentive program, a bonus pool is created at the end of each fiscal year based on a formula related to the amount by which the Company's revenue, earnings and cash flow for that year exceeded threshold levels established by the Committee and approved by the full Board. In fiscal year 1995 these threshold levels were exceeded by approximately 115%. That bonus pool was allocated among the executive officers based upon their base salaries, with each executive officer's share of the bonus pool, including Mr. Wrathall's, representing an amount equal to approximately one-third of their base salaries. Two-thirds of the available bonus for fiscal 1995 was paid to the executive officers in July 1995. The other one-third was deferred and was be added to the bonus pool for fiscal 1996.

     Because performance in fiscal 1996 was below the required threshold levels, the amount deferred from fiscal 1995 was forfeited, and no amounts were earned in the bonus pool for 1996.

  SPECIAL BENEFIT PLANS

     The executive officers generally participate in the Company's benefit plans on the same terms as other employees of the Company. In addition, executive officers in the United States receive benefits under the Company's Benefit Adjustment Plan ("BAP") and a program which provides the executive officers with increased levels of term life insurance coverage. The BAP provides for (i) the payment of benefits which would otherwise be funded by the Company under its tax-qualified retirement plans but for Internal Revenue Code restrictions, (ii) the discretionary payment of Social Security integration benefits and (iii) certain discretionary contributions. After approval by the Board, the Company made a discretionary contribution of $96,723 to the BAP in fiscal 1996. BAP contributions are allocated among the executive officers based on their base salaries.

  STOCK OPTION AWARDS

     For many years, the Company has had in place stock option programs approved by the shareholders. Stock options are granted at exercise prices not less than the market price of the common stock on the date of the grant and, therefore, have no value unless the Company's stock appreciates in value. As a result, through the use of stock options, the Committee and the Board relate the benefits received by the executive officers to the amount of appreciation realized by shareholders over comparable periods.

     During fiscal 1996, the Committee granted to the executive officers additional options to purchase stock in the following amounts: Mr. Wrathall 40,000, Mr. Tonissen 7,500, Mr. Walker 9,000, Mr. Fluin 7,500, Mr. Ganster 9,000, Ms. Jehle 9,000, and Mr. O'Leary 7,500. The Committee anticipates that options to purchase additional shares will be granted in November of each year. The number of option shares granted was established based on the Committee's determination as to each executive officer's opportunities to contribute to increases in shareholder value.

  DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     The Company from time to time reviews the extent to which its executive compensation arrangements are subject to the provisions of the Internal Revenue Code ("IRC") and related regulations limiting the deductibility of executive compensation in excess of $1,000,000 paid to any of the five most highly compensated executive officers of the Company in any fiscal year which does not qualify for an exemption under the statute or proposed regulations. The 1988 Stock Option Plan includes restrictions on option grants required by the IRC. As a result, compensation realized in connection with future exercises of options granted under such plan will be exempt from the limit on deductibility described above. It is important to note that while these restrictions in the 1988 Stock Option Plan give the Committee continuing discretion in establishing executive officer compensation, they do limit such discretion by restricting the size of option awards which the Committee may grant to any single individual. The Committee does not presently believe that other components of the Company's compensation program are likely to result in payments to any executive officer in any year in excess of $1,000,000, and therefore has concluded that no further action with respect to qualifying such compensation for deductibility was necessary at this time.

Dated: October 4, 1996                 COMPENSATION COMMITTEE, as of June 30,
                                       1996
                                         Daniel T. Carroll, Chair
                                         Stanley R. Day
                                         W. John Driscoll
                                         George R. Mrkonic

SHAREHOLDER RETURN

     Set forth below is a graph comparing the cumulative total return on the Company's Common Stock from July 1, 1991 through June 30, 1996 with the Standard and Poor's Computer Software and Services Index (the "S&P Computer Software Index") and the Nasdaq Stock Market-US Index (the "Nasdaq US Index"). The graph assumes that the value of the investment in the Company's Common Stock, the S&P Computer Software Index and the Nasdaq US Index was $100 on July 1, 1991 and that all dividends were reinvested.

     The graph displayed below is presented in accordance with Securities and Exchange Commission requirements. Stockholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future performance. This graph in no way reflects the Company's forecast of future financial performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
       AMONG COMSHARE, INCORPORATED, THE NASDAQ STOCK MARKET - U.S. INDEX
              AND THE S & P COMPUTER SOFTWARE AND SERVICES INDEX*

      MEASUREMENT PERIOD           COMSHARE,     NASDAQ STOCK     S & P CMPTR
    (FISCAL YEAR COVERED)            INC.           MRKT-US      SOFTWR & SVCS
6/91                                       100             100             100
6/92                                        53             120             113
6/93                                        32             151             167
6/94                                        61             153             189
6/95                                       108             204             294
6/96                                       242             261             392

* $100 invested on June 30, 1991 in Stock or Index -- including reinvestment of dividends. Fiscal year ending June 30.

EMPLOYMENT AGREEMENTS AND TERMINATION/CHANGE IN CONTROL ARRANGEMENTS

     The Named Officers of the Company serve at the pleasure of the Board of Directors. Mr. Wrathall serves in his present capacity pursuant to the terms of an employment agreement.

     Mr. Wrathall's employment agreement is effective through April 1, 1999. On each April 1, the agreement is automatically extended for an additional year unless either party elects not to extend the agreement. The agreement provides for an initial annual salary of $300,000, with increases subject to annual review by the Compensation Committee and the Board of Directors. On April 1, 1996, Mr. Wrathall's salary was increased to $400,000. In addition to his base salary, Mr. Wrathall is also eligible to participate in health and welfare benefit, employee stock ownership, profit sharing and incentive programs of the Company offered to other senior executives of the Company. Mr. Wrathall shall participate in any incentive compensation program of the Company at a level appropriate for a Chief Executive Officer, and his share of incentive compensation, by dollar amount and percentage, shall increase not less than proportionately with any other senior executive of the Company. The agreement provides for the continuation of Mr. Wrathall's salary for a period of up to three years upon the occurrence of a material breach of this agreement by the Company, provided Mr. Wrathall chooses to terminate the agreement by giving to the Company thirty (30) days written notice of such termination. The agreement also provides that Mr. Wrathall will not terminate his employment under this agreement for a period of twelve (12) months following a change in control (as defined in the agreement) of the Company. At the end of such twelve (12) month period, Mr. Wrathall may terminate his employment under this agreement and receive the same compensation and benefits as if the Company had materially breached this agreement. Also, Mr. Wrathall will receive the same compensation and benefits as if the Company had materially breached this agreement if, during the twelve (12) month period following a change in control of the Company, Mr. Wrathall is either terminated by the Company, or terminates the agreement for "good reason" (as defined in the agreement). In addition, upon termination of Mr. Wrathall's employment by breach of the Company or a change in control of the Company, Mr. Wrathall may surrender some or all of the stock options he holds and receive therefor an amount in cash equal to the difference between the per share exercise price and the per share closing price of the Company's Common Stock on the effective date of termination or, if higher, the average price per share paid in cash or other consideration in connection with any such change in control transaction.

     The BAP is a partially funded program maintained primarily to provide deferred compensation for a select group of the Company's management and highly compensated executives, including the Named Officers. The BAP provides, among other benefits, (i) for the payment of benefits which would otherwise be currently funded by the Company under its tax-qualified retirement plans but for the restrictions of Sections 401 and 415 of the Internal Revenue Code, (ii) that the Company may make discretionary Social Security integration contributions to a participant's account and (iii) that the Company may make supplemental contributions to a participant's account equal to a set percentage of each participant's compensation. Such benefits vest at various times specified in the BAP and, in addition, such benefits vest immediately upon a change in control of the Company (as defined in the BAP).

     The Company also has an Executive Stock Purchase Program (the "1994 Executive Stock Purchase Program"), which provides eligible executives of the Company with a means to purchase up to an aggregate of 200,000 shares of the Company's Common Stock at then current market prices, and to obtain limited financing for such purchases through promissory notes issued to the Company. In the event of a change in control of the Company, an executive participating in the 1994 Executive Stock Purchase Program may surrender shares of the Company's Common Stock securing a promissory note issued under the program in order to discharge such promissory note.

     For purposes of Mr. Wrathall's employment agreement, the BAP and the 1994 Executive Stock Purchase Program described above, a change in control is generally deemed to have occurred upon the happening of any of the following events: (i) the election of a Board of Directors of the Company, a majority of the members of whom were nominees of a person, other than the Weyerhaeuser Family or persons who were members of the Board of Directors or officers of the Company as of certain specified dates, following the acquisition by such person of twenty-five percent, or more, of the outstanding Common Stock, (ii) the acquisition of ownership by a person or group of persons described in (i) above of fifty-one percent, or more, of the outstanding Company's Common Stock, (iii) a sale of all or substantially all of the assets of the Company to any entity not controlled by the Weyerhaeuser Family or persons who were members of the Board of Directors or officers of the Company as of certain specified dates or any Employee Stock Ownership Plan for the benefit of employees of the Company, or (iv) a merger, consolidation or similar transaction between the Company and another entity if a majority of the members of the Board of Directors of the surviving corporation are not persons who were members of the Board of Directors of the Company as of certain specified dates.

     In addition, under the Company's 1988 Stock Option Plan, which provides for the granting of incentive and non-qualified stock options and tandem stock appreciation rights ("SARs") to key employees, including the Named Officers, stock options and SARs granted under such plan become fully exercisable, even if not otherwise exercisable, upon the dissolution or liquidation of the Company or upon any merger or consolidation in which the Company is not the surviving corporation, if a period of twelve months from the date of grant has expired. The Board of Directors has discretionary authority to grant options which may be surrendered by the optionee, in the event of certain changes in control of the Company, for a cash payment, irrespective of whether the optionee has held the option for 12 months.

     Effective July 1, 1996, Mr. Donald J. Walker terminated his position as Senior Vice President of the Company. Mr. Walker will continue as an employee of the Company until November 30, 1996 and, thereafter, as a consultant to the Company until June 30, 1997, unless he is otherwise employed on a full-time basis prior thereto. Mr. Walker has further agreed that he will not perform services anywhere in the world for a competitor of the Company until July 1, 1997. The Company has agreed to provide placement services and to continue Mr. Walker's salary (a monthly payment of $17,916.67) and benefits (including a $945 car allowance through November 30, 1996) through June 30, 1997; provided that such payments shall cease upon Mr. Walker being otherwise employed on a full-time basis on or after January 1, 1997.

DIRECTOR COMPENSATION

     In fiscal year 1996, each director who was not an officer or employee of the Company received for his services as such a semi-annual retainer of $4,000, plus $1,000 for each Board or committee meeting attended (except for meetings conducted by telephone, for which they received $500, and committee meetings held on the same day as Board meetings, for which they received $250). In addition, the Chairman of each standing committee received a semi-annual retainer of $1,500 for serving as such.

     Directors who are officers or employees of the Company receive no compensation (beyond their compensation for services as an officer or employee) for serving as directors.

     In addition, the Company has a Directors Stock Option Plan (the "Directors Plan"). This plan provides for the issuance of options to purchase up to 150,000 shares of the Company's Common Stock to non-employee directors of the Company. Under the Directors Plan, each of the seven non-employee directors serving on the Board of Directors on November 17, 1994 was granted an option to purchase 7,500 shares of the Company's Common Stock at an exercise price of $8.33 per share. Any non-employee director who is first elected or appointed to the Board of Directors after November 17, 1994 will receive an option to purchase 7,500 shares of the Company's Common Stock on the date of the first Board of Directors meeting following his or her election or appointment. In addition, each non-employee director who has been a director for six months before the January 1 following the date of each Annual Meeting of Shareholders held during the term of the Directors Plan automatically shall be granted, as of the January 1 following each such Annual Meeting, an option to purchase an additional 1,500 shares of Common Stock. Options under the Directors Plan are granted at the last sale price per share of the Company's Common Stock on The Nasdaq Stock Market on the date of grant, are exercisable at a rate of 25% per year beginning one year from the date of grant and have a term of five years. Options granted under the Directors Plan become immediately exercisable, if not otherwise exercisable, upon the dissolution or liquidation of the Company or upon any merger or consolidation in which the Company is not the surviving corporation, provided that a period of 12 months from the date of grant has expired. On November 29, 1995, options to purchase 7,500 shares at an exercise price of $24.25 were granted to Messrs. Bloom and Mrkonic. On January 1, 1996, options to purchase 1,500 shares at an exercise price of $26.00 were granted to Messrs. Carroll, Day, Driscoll, Merten and Rockart.

     In addition to his director fees, Mr. Rockart earned $6,750 in fiscal year 1996 for his services as a consultant to the Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On November 17, 1994, the shareholders approved the 1994 Executive Stock Purchase Program. This program allows eligible executive officers to purchase the Company's Common Stock directly from the Company at a per share price equal to the last sale price of the Company's Common Stock on the Nasdaq National Market on the day preceding the purchase. The purchase price for shares can be paid in cash or by delivery of a promissory note. In September 1996, Mark Tapling, an executive officer of the Company, purchased 12,500 shares at a price of $16.00 per share pursuant to the 1994 Executive Stock Purchase Program. No shares were purchased under this program during fiscal 1996.

     Pursuant to the 1994 Executive Stock Purchase Program, certain executive officers have utilized promissory notes to purchase shares. Mr. Wrathall currently has notes outstanding to the Company in the aggregate principal amount of $300,023, which is the largest aggregate amount of indebtedness due by Mr. Wrathall to the Company since July 1, 1995; Ms. Jehle currently has notes outstanding to the Company in the aggregate principal amount of $196,827, which is the largest aggregate amount of indebtedness due by Ms. Jehle to the Company since July 1, 1995; Mr. O'Leary currently has notes outstanding to the Company in the aggregate principal amount of $192,645, which is the largest aggregate amount of indebtedness due by Mr. O'Leary to the Company since July 1, 1995; Mr. Tonissen currently has notes outstanding to the Company in the aggregate principal amount of $49,249, which reflects a $137,000 payment made on May 10, 1996, prior to which time he had notes outstanding to the Company in the aggregate principal amount of $179,637, which is the largest aggregate amount of indebtedness due by Mr. Tonissen to the Company since July 1, 1995; and Mr. Tapling currently has notes outstanding to the Company in the aggregate principal amount of $200,000, which is the largest aggregate amount of indebtedness due by Mr. Tapling to the Company since he joined the Company in September 1996. In September 1996, Mr. Fluin, a former executive officer of the Company, repaid notes outstanding to the Company in the aggregate principal amount of $195,530.53, which is the largest aggregate amount of indebtedness due by Mr. Fluin to the Company since July 1, 1995, by authorizing the Company to retain 10,641 shares of the Company's Common Stock pledged to secure the notes. The executive officer notes described above are full recourse notes and are secured by the purchased shares of the Company's Common Stock. Interest is accrued semi-annually and is added to the principal amount of the notes. Principal and accrued interest on the notes is due four years from the date of issuance. The outstanding notes from Messrs. Wrathall, Fluin, Ms. Jehle and Mr. O'Leary bear interest at a rate of 8.75% per annum, the note from Mr. Tonissen bears interest at a rate of 10.0% per annum and the note from Mr. Tapling bears interest at a rate of 9.25% per annum. The foregoing principal amounts include accrued interest through July 15, 1996.

                                  ACCOUNTANTS

     Arthur Andersen LLP, independent public accountants, have audited the financial statements of the Company since 1972. Representatives from Arthur Andersen LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they wish, and will be available to respond to appropriate questions. In accordance with the Company's past practice, the selection of independent public accountants to audit the financial statements of the Company for the fiscal year ending June 30, 1997 will be made by the Board of Directors at a later date.

          COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of their ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. Specific due dates for these reports have been established and the Company is required to report in this proxy statement any delinquent filings and failures to file such reports.

     Based solely on its review of the copies of such reports received by it and written representations of its incumbent directors and officers, the Company believes that, during the period from June 30, 1995 to June 30, 1996, all of these applicable requirements were complied with by each of its directors, officers and greater than ten percent beneficial owners.

                 SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

     Shareholder proposals intended to be presented at the 1997 Annual Meeting which are eligible for inclusion in the Company's Proxy Statement for that meeting under the applicable rules of the Securities and Exchange Commission must be received by the Company not later than June 26, 1997 if they are to be included in the Company's Proxy Statement relating to that meeting. Such proposals should be addressed to the Secretary at the Company's principal executive offices and should satisfy the requirements applicable to shareholder proposals contained in the Company's bylaws.

                                    GENERAL

     At the date of this Proxy Statement, management is not aware of any matters to be presented for action at the Annual Meeting other than those described above. However, if any other matters should come before the meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.

October 21, 1996
Ann Arbor, Michigan

                             COMSHARE, INCORPORATED
                555 BRIARWOOD CIRCLE, ANN ARBOR, MICHIGAN  48108

     SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON NOVEMBER 18, 1996

  P The undersigned hereby appoints T. Wallace Wrathall and Richard L. Crandall, or any one of them, proxies with full power of substitution to
  R vote, as designated on the reverse side, all shares of Common Stock that the undersigned is entitled to vote at the Annual Meeting of Shareholders
  O of Comshare, Incorporated to be held on Monday, November 18, 1996, or at any adjournment or adjournments thereof.
  X
     WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IF Y NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY
     WILL BE VOTED FOR SUCH PROPOSAL.

     Discretionary authority is hereby conferred as to any other matters as may properly come before the Annual Meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting, the Proxy Statement and the Annual Report of Shareholders of Comshare, Incorporated for the year ended June 30, 1996. The undersigned ratifies all that the proxies or any of them or their substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies.

     PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                                (change of address/comments)

                                          _____________________________________

                                          _____________________________________

                                          _____________________________________

                                          _____________________________________
                                          (If you have written in the above
                                          space, please mark the corresponding
                                          box on the reverse side of this card.)


                                                                     SEE REVERSE
                                                                        SIDE

 [x] PLEASE MARK YOUR                           SHARES IN YOUR NAME
     VOTES AS IN THIS
     EXAMPLE.


                FOR      WITHHELD
1. Election of  [ ]        [ ]   Geoffrey B. Bloom, Daniel T. Carroll, Richard
   Directors                     L. Crandall, Stanley R. Day, W. John Driscoll,
                                 Alan G. Merten, George R. Mrkonic, John F.
                                 Rockart, T. Wallace Wrathall

For, except vote withheld from the following nominee(s):


_________________________________________________________


                                                  CHANGE
                                                    OF    [ ]
                                                  ADDRESS




        SIGNATURE(S) _____________________________________  DATE _____________

        SIGNATURE(S) _____________________________________  DATE _____________

        NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.